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                                                                    EXHIBIT 99.1

                                 [iVillage Logo]
FOR IMMEDIATE RELEASE


                     iVillage Transfers Common Stock Listing
                          To The Nasdaq National Market


NEW YORK- August 19, 2003 - iVillage Inc. (Nasdaq: IVIL), a leading women's media company and the number one source for women's information online, today announced that the Company's securities have transferred from The Nasdaq SmallCap Market back to The Nasdaq National Market, effective at the opening of the market yesterday, August 18, 2003. The Company's common stock continues to trade under its current ticker symbol: IVIL.

Douglas W. McCormick, Chairman and Chief Executive Officer, iVillage Inc. said, "Our return to The Nasdaq National Market is another strong sign of iVillage's continued progress. With the advertising market experiencing steady growth, we remain focused on achieving EBITDA profitability during the fourth quarter and continue to look to further increasing stockholder value now and in the future."

In a letter dated August 15, 2003, iVillage was informed that the Nasdaq Staff approved the Company's application to re-list its common stock on The Nasdaq National Market. iVillage transferred back to the National Market, without any initial listing fees, since the Company had maintained compliance with the continued listing requirements for the National Market as set forth in Marketplace Rule 4450(a) and met the $1.00 minimum bid price requirement for thirty consecutive trading days.

About iVillage Inc.
iVillage Inc. is a leading women's media company and the number one source for women's information online. iVillage operates the iVillage.com Web site, Women.com Networks, Inc. (operator of the Women.com Web site), iVillage Parenting Network, Inc., Public Affairs Group, Inc., Promotions.com, Inc., iVillage Consulting (formerly iVillage Solutions), and Knowledgeweb, Inc. (operator of the Astrology.com Web site). iVillage.com and Women.com are leading women's online destinations providing practical solutions and everyday support for women 18 and over. iVillage Parenting Network is a holding company for Lamaze Publishing Company, a publisher of advertiser supported educational materials for expectant and new parents, and iVillage Integrated Properties, Inc., the operator of The Newborn Channel, a satellite television network broadcast in approximately 1,100 hospitals nationwide, and the publisher of Baby Steps magazine. Public Affairs Group is comprised of three divisions: Business Women's Network, Diversity Best Practices and Best Practices in Corporate Communications, each offering extensive databases of pertinent information to subscribing companies and members. Promotions.com provides promotions and direct marketing programs that are integrated with customers' offline marketing initiatives.

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iVillage.com is organized into channels and communities across multiple topics of high importance to women and offers interactive services, peer support, content and online access to experts and tailored shopping opportunities. The major content areas include Babies, Beauty, Diet & Fitness, Entertainment, Food, Health, Home & Garden, Horoscopes, Money, Parenting, Pets, Pregnancy, Quizzes, Relationships and Work. iVillage facilitates use across content areas by providing a similar look and feel within each area and across the network, resulting in a consistent and strongly branded Web site.

Established in 1995 and headquartered in New York City, iVillage Inc. (Nasdaq:
IVIL) is recognized as an industry leader in developing innovative sponsorship and commerce relationships that match the desire of marketers to reach women with the needs of iVillage.com members for relevant information and services. Membership to iVillage.com is free and provides features such as personal homepages, message boards and other community tools.

Average monthly page views for the iVillage Network of Web sites totaled nearly 365 million for the quarter ended June 30, 2003. In July 2003, according to comScore Media Metrix, iVillage ranked 29th among the top 100 Web and Digital Media properties with 15 million unique visitors in the United States and had an average reach of nearly 11% of the total online population. Also according to comScore Media Metrix, during this period visitors returned an average of more than 3 times per month.

Safe Harbor Statement under the Private Securities Litigation Reform
Act of 1995:
iVillage Inc. has included in this press release certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning iVillage's business, operations and financial condition. The words or phrases "can be", "expects", "may affect", "may depend", "believes", "estimate", "project" and similar words and phrases are intended to identify such forward-looking statements. Such forward-looking statements are subject to various known and unknown risks and uncertainties and iVillage cautions you that any forward-looking information provided by or on behalf of iVillage is not a guarantee of future performance. Actual results could differ materially from those anticipated in such forward-looking statements due to a number of factors, some of which are beyond iVillage's control, in addition to those discussed in iVillage's other press releases, public filings and statements by iVillage's management, including (i) the volatile and competitive nature of the media industry, (ii) changes in domestic and foreign economic, political and market conditions, (iii) the effect of federal, state and foreign regulation on iVillage's business, (iv) the impact of recent and future acquisitions and joint ventures on iVillage's business and financial condition, (v) iVillage's ability to establish and maintain relationships with advertisers, sponsors, and other third party providers and partners, and (vi) the impact of pending litigation on iVillage's business and financial condition. All such forward-looking statements are current only as of the date on which such statements were made. iVillage does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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CONTACT:
iVillage Inc.
Carl Fischer
212.600.6502
cfischer@mail.ivillage.com